Exhibit 99.B(d)(22)(ii)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

ING PARTNERS, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund(1), (2)	Adviser	Initial	Service	Target

ING Index Solution 2015 Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	0.87%

ING Index Solution 2025 Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	0.87%

ING Index Solution 2035 Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	0.87%

ING Index Solution 2045 Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	0.87%

ING Index Solution Income Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	0.87%

ING Solution 2015 Portfolio Initial Term Expires May 1, 2006	0.62%	0.12%	0.37%	0.82%

ING Solution 2025 Portfolio Initial Term Expires May 1, 2006	0.62%	0.12%	0.37%	0.82%

ING Solution 2035 Portfolio Initial Term Expires May 1, 2006	0.62%	0.12%	0.37%	0.82%

ING Solution 2045 Portfolio Initial Term Expires May 1, 2006	0.62%	0.12%	0.37%	0.82%

ING Solution Growth and Income Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	N/A

ING Solution Growth Portfolio Initial Term Expires May 1, 2009	0.62%	0.12%	0.37%	N/A

ING Solution Income Portfolio Initial Term Expires May 1, 2006	0.62%	0.12%	0.37%	0.82%

HE

(1)   This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2)   The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.